AMERICAN COMMUNICATIONS SERVICES, INC.
                      EXHIBIT 11 -  COMPUTATION OF PER SHARE EARNINGS (LOSS)



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
                                        Three Months ended March 31,   Nine Months ended March 31,
        NET LOSS                              1995       1996               1995            1996


 1  Net Loss                          $  6,239,709    $ 9,141,144  $ 9,340,938       $  18,179,695

 2  Less: Preferred Stock Accretion        628,644        955,489      628,644           2,847,696

 3 Net Loss to Common Stockholders       6,868,353     10,096,633    9,969,582          21,027,391

 4  Add: Effect on Interest expense        $85,897       $899,499     $214,900        $  2,710,888
    Add: Convertible Preferred
         Dividends Saved                   628,644        955,489      628,644           2,847,696

 5  Net Loss to Common Stockholders,
         Anti-Dilutive Basis          $  6,153,812   $  8,241,645  $ 9,126,038        $ 15,468,807



        AVERAGE SHARES OUTSTANDING

 6  Weighted Average Number of
       Common Shares Outstanding         5,245,104      6,536,722    4,590,182           6,046,136

 7  Net additional shares assuming stock options and
       warrants exercised and proceeds used first to
       purchase treasury shares to 20% of shares out-
       standing at year end, the balance
             newly issued                5,599,419      9,275,515    5,599,419           7,928,513
   Additional shares assuming conversion of
       preferred shares                  7,466,560     17,377,274    4,387,285          17,377,274


 8  Weighted average number of common
       and common equivalent
       shares outstanding               18,311,083     33,189,511   14,576,886          31,351,923



        PER SHARE AMOUNTS

 9  Net loss per common share as
       presented in statement of
       operations (3 ( 6)         $         (1.31)   $      (1.54)  $    (2.17)       $      (3.48)

10  Net loss per share as
     antidilutive basis (5 ( 8)   $         (0.34)   $      (0.25)  $    (0.63)       $      (0.49)




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